                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(A) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant toss.240.14a-12

                             Admiralty Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)   Title of each class of securities to which transaction applies:
              ------------------------------------------------------------------

         2)   Aggregate number of securities to which transaction applies:
              ------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------

         4)   Proposed maximum aggregate value of transaction:
              ------------------------------------------------------------------

         5)   Total fee paid:

              ------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
              ------------------------------------------------------------------

         2)   Form, Schedule or Registration Statement No.:
              ------------------------------------------------------------------

         3)   Filing Party:
              ------------------------------------------------------------------

         4)   Date Filed:
              ------------------------------------------------------------------

                            ADMIRALTY BANCORP, INC.
                               4400 PGA Boulevard
                       Palm Beach Gardens, Florida 33410

                                                         March 15, 2002


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of the stockholders (the "Annual Meeting") of Admiralty Bancorp, Inc. (the "Company") to be held on April 26, 2002 at 11:00 a.m. at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, FL 33406.

         At the Annual Meeting, stockholders will be asked to vote on the following matters:

         1.       The election of six members to the Board of Directors; and

         2. Approval of an Amendment to the Company's Certificate of Incorporation to eliminate the Company's Class A Common Stock and authorize a single class of common stock.

         The Board of Directors of the Company has determined that the election of the Board's nominees and the approval of the Amendment to the Certificate of Incorporation are each in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote "FOR" each candidate and "FOR" the Amendment.

         YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED.

         On behalf of the Board of Directors and all of the employees of the Company, I thank you for your continued interest and support.

                                       Sincerely yours,


                                       BRUCE A. MAHON
                                       Chairman of the Board

                             ADMIRALTY BANCORP, INC.
                               4400 PGA Boulevard
                        Palm Beach Gardens, Florida 33410

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 26, 2002

         Notice is hereby given that the Annual Meeting of stockholders (the "Annual Meeting") of Admiralty Bancorp, Inc. (the "Company") will be held at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, FL 33406 on April 26, 2002 at 11:00 a.m. for the purpose of considering and voting upon the following matters:

         1. Election of six directors to serve three-year terms each, and until their successors are elected and qualified;

         2. Approval of an Amendment to the Company's Certificate of Incorporation to eliminate the Company's Class A Common Stock and authorize a single class of common stock; and

         3. Such other business as may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

         Stockholders of record at the close of business on March 1, 2002 are entitled to notice of, and to vote at, the Annual Meeting.

         All stockholders are cordially invited to attend the Annual Meeting. Whether or not you contemplate attending the Annual Meeting, please execute the enclosed proxy and return it to the Company. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later-dated proxy or by delivering a written notice of revocation to the Company. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                                       By Order of the Board of Directors

                                       BRUCE A. MAHON
                                       Chairman of the Board

March 15, 2002

                             ADMIRALTY BANCORP, INC.
                               4400 PGA Boulevard
                        Palm Beach Gardens, Florida 33410

                          -----------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 26, 2002

                          -----------------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

         This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the stockholders of Admiralty Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of stockholders of the Company (the "Annual Meeting") to be held at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, FL 33406, on April 26, 2002, at 11:00 a.m. Florida time, and at any adjournments thereof. These proxy materials are first being mailed on or about March 15, 2002, to holders of record on March 1, 2002 (the "Record Date") of shares of the Company's Class B Common Stock, no par value (the "Common Stock").

         A stockholder may revoke a proxy at any time before the proxy is voted by written notice to the Secretary of the Company, by submission of another proxy bearing a later date, or by appearing and voting in person at the Annual Meeting. The mere presence at the Annual Meeting of the stockholder appointing the proxy will not revoke the appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder, or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted "FOR" the election of each of the nominees for director named in this Proxy Statement and "FOR" approval of the Amendment to the Certificate of Incorporation set forth in Proposal 2. As to any other matter of business that may be brought before the Annual Meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the person or persons voting the same.

         All expenses of the Company in connection with the solicitation on behalf of the Board of Directors will be borne by the Company. Proxies may also be solicited personally or by mail or telephone by directors, officers and other employees of the Company and the Company's bank subsidiary, Admiralty Bank (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

         Holders of record of Common Stock at the close of business on the Record Date are entitled to receive notice of, and will be entitled to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had 5,282,485 outstanding shares of Class B Common Stock. No other class of voting security of the Company is issued and outstanding. Each share of Class B Common Stock entitles the holder thereof to one vote on all matters which may come before the Annual Meeting.

         As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under the Company's Bylaws, directors are elected by a plurality of votes cast. With respect to the Amendment to the Certificate of Incorporation as set forth in Proposal 2, the proxy card enables a stockholder to vote "FOR" the Proposal, "AGAINST" the Proposal or to "ABSTAIN" from voting on the Proposal. Under Delaware law, the affirmative vote of a majority of the outstanding Common Stock is required to approve Proposal 2. Shares as to which the "ABSTAIN" box has been selected and broker non-votes will have the effect of voting against Proposal 2.

         The Board of Directors knows of no matters, other than those disclosed in the Notice of Annual Meeting, to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting from time to time.

         All persons standing for election as director were unanimously nominated by the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation and the Bylaws authorize a minimum of one and a maximum of 25 directors, but leave the exact number to be fixed by resolution of the Board of Directors. The Board has fixed the number of directors at 17. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified. The Board of Directors has nominated and recommends the election of each of the nominees listed below for the term set forth for such nominee and until their successors shall have been elected and qualified. Unless otherwise instructed by the stockholders, the persons named in the enclosed form of proxy will vote the shares represented by such proxy "FOR" the election of the nominees named in this Proxy Statement, subject to the condition that if the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render the nominees named herein unable or unwilling to serve.

INFORMATION WITH RESPECT TO THE NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth, as of the Record Date, the names of the nominees and those directors whose terms continue beyond the Annual Meeting and their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company and the year in which their terms (or in the case of the nominees, their proposed terms) as director of the Company expire.

                    Table I--Nominees for 2002 Annual Meeting


Name, Age and Position                             Principal Occupation                    Director        Term
With the Company                                  for the Past Five Years                    Since        Expires
----------------------                            -----------------------                  --------       -------
William Berger, 57, Director                  Senior Partner, Greenspoon Marder               2000          2005
                                              Hirschfeld Rafkin Ross & Berger
                                              (Attorneys)

David B. Dickenson, 59, Director              Senior Partner, Dickenson, Murphy, Rex          1998          2005
                                               and Sloan (Attorneys)

Thomas L. Gray, 57, Director                  President of Grand Bank, N.A,; Formerly         1998          2005
                                              Chairman of the Board and CEO of Grand
                                              Bank, N.A. (n/k/a MetLife Bank);
                                              Formerly President and CEO of Carnegie
                                              Bancorp

Leslie E. Goodman, 59, Director               Executive Officer of the                        1998          2005
                                              Eagle Group, Inc. (Real Estate
                                              Development)

Douglas Hooker, 56, Director                  President, Regional Development Group,          2000          2005
                                              Inc. (Real Estate Development and
                                              General Contractor)

George Zoffinger, 54, Director                President and CEO of                            1998          2005
                                              Constellation Capital Corp.; Director of
                                              MFN Financial Corp.; Director of
                                              Silverline Technologies, Inc.; Director
                                              of Commercial Federal Bancorp; Director
                                              of N.J. Resources


            Table II - Directors of the Company Whose Terms Continue
                           Beyond This Annual Meeting



Name, Age and Position                             Principal Occupation                    Director        Term
With the Company                                  for the Past Five Years                    Since        Expires
----------------------                            -----------------------                  --------       -------
Randy Burden, 52, Director                    Managing Director, Admiralty Bank;              2000          2003
                                              formerly President, CEO and Chairman of
                                              Citrus Bank

Thomas J. Hanford, 62, Director               Private Investor                                1998          2003

Bruce A. Mahon, 71, Chairman of the Board     Chairman of the Board of the Company and        1998          2003
                                              the Bank; formerly Chairman of the Board
                                              of Carnegie Bancorp, Inc. and Carnegie
                                              Bank

Craig Spencer, 41, Director                   President and CEO of the Arden Group,           1998          2003
                                              Inc. (Real Estate Development)

Richard Rosa, 50, Director                    Chief Financial Officer of Grand Bank           1998          2003
                                              Division of MetLife Bank; formerly Chief
                                              Financial Officer and Director of Grand
                                              Bancorp, Inc. and Grand Bank, N.A.;
                                              Chief Financial Officer of Carnegie
                                              Bancorp and Carnegie Bank, N.A.

Mark Wolters, 41, Director                    President of MetLife Bank; formerly             1998          2003
                                              President of Grand Bancorp, Inc. and
                                              Grand Bank, N.A.; Director of Grand
                                              Bank, N.A.;  Executive Vice President of
                                              Carnegie Bancorp.

Sidney Hofing, 67, Director                   Vice Chairman of the Board of the               1998          2004
                                              Company and the Bank; President of Eagle
                                              Group, Inc.
                                              (Real Estate Development)

Ward Kellogg, 43, President, Chief            President and Chief Executive Officer of        1998          2004
Executive Officer and Director                the Bank and the Company; formerly,
                                              Executive Vice President and Chief
                                              Credit Officer of 1st United Bank, Boca
                                              Raton, Florida

Patrick C. Mathes III, 61, Director           Chairman and Chief Executive Officer,           2000          2004
                                              Mathes Management Enterprises, Inc.
                                              (Receivables Financing)

Peter L. A. Pantages, 47, Director            President of McCay Real Estate Group            1998          2004
                                              (Real Estate Development)

Joseph Veccia, 45, Director                   Partner, VPC Development (Real Estate           1998          2004
                                              Development) and past Chairman of the
                                              Greater Boca Raton Chamber of Commerce


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEE MEETINGS

         During the fiscal year ended December 31, 2001, the Board of Directors of the Company held 12 meetings. During the fiscal year, no director attended fewer than 75% of the aggregate of (i) the meetings of the Board of Directors and (ii) meetings of the Committees of the Board of Directors on which such director served.

         The Company does not maintain a separate Nominating Committee. The full Board of Directors acts as a Nominating Committee.

         The Board of Directors maintained an Audit Committee (the "Audit Committee") which consists of Mark Wolters (Chairman), Thomas Hanford, Patrick
C. Mathes, III and Richard Rosa. The Audit Committee met four times in 2001.

AUDIT COMMITTEE REPORT

         The Audit Committee meets periodically to consider the adequacy of the Company's financial controls and the objectivity of its financial reporting. The Audit Committee meets with the Company's independent auditors and the Company's internal auditors, both of whom have unrestricted access to the Audit Committee.

         All Directors who serve on the Audit Committee are independent for purposes of the NASD listing standards. The Board has adopted a written charter for the Audit Committee setting forth the audit related functions the Audit Committee is to perform. A copy of the Charter was attached as an exhibit to the Company's Proxy Statement for the 2001 Annual Meeting.

         The Audit Committee has reviewed and discussed the Company's audited financial statements with the Company's officers and Board of Directors. The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees). The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with the Company's independent auditor the independent auditor's independence.

         Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on form 10-KSB for the fiscal year 2001 for filing with the U.S. Securities and Exchange Commission.

Mark Wolters
Thomas Hanford
Patrick C. Mathes, III
Richard P. Rosa

COMPENSATION OF DIRECTORS

         Mr. Bruce A. Mahon, Chairman of the Board of Directors of the Company, received an annual salary of $100,000 in 2001. Mr. Mahon is provided with an automobile for business use in connection with his services as Chairman of the Board of Directors and all expenses relating to this vehicle are paid by the Company. Mr. Mahon has a change in control Agreement which provides that, in the event of a change in control of the Company, as defined in the agreement, Mr. Mahon will receive two (2) years worth of his then current salary and medical insurance benefits for Mr. Mahon and his wife shall be continued until their death. If a change in control of the Company had occurred in 2001, Mr. Mahon would have received a payment of $200,000 under this Agreement. In addition, under the Company's Directors' 2002 Change in Control Bonus Program, Mr. Mahon is to receive a payment of $108,000 upon a change in control of the Company. The benefits paid to Mr. Mahon are to be increased to hold him harmless from the effects of any excise taxes which may apply to Mr. Mahon due to these payments. Finally, in the event of a change in control, the Company has agreed to transfer to Mr. Mahon the Company car he then uses in connection with his duties as Chairman of the Board.

         No other directors of the Company receive a salary for their service on the Company's Board or Committees thereof. During 2001, members of the Audit Committee and non-management members of the Asset/Liability Management Committee received $350 per meeting attended. Members of other committees received $350 per meeting attended not held on the day of a Board of Directors meeting. Directors of the Bank received $1,000 per regularly scheduled meeting they attended of the Bank's Board of Directors. In 2002, the Bank ceased paying meeting fees to members of its committees and Board of Directors and entered into a Change in Control Bonus Program with all members of the Board. Under the Plan, in the event of a change in control of the Company (as defined under the Plan), each member of the Board of Directors of the Company or the Bank today, except Chairman Mahon, who is also serving on the Board of Directors of the Company or the Bank at the time of such change in control, will be entitled to a cash payment of $36,000. In addition, the benefits paid to each Director will be increased to hold such Director harmless against any excise taxes which may be imposed upon such payments.

         The Company maintains the 1998 Management Stock Option Plan (the "Management Plan") which provides for options to purchase up to 391,514 shares of Common Stock to be issued to officers and directors of the Company, the Bank and any other subsidiaries which the Company may acquire or incorporate in the future. Individual participants to whom options are granted under the Plan are selected by the Board of Directors, which has the authority to determine the terms and conditions of options granted under the Management Plan and the exercise price therefore which may not be less than 100% of the fair market value on the date of the grant.

         The Company also maintains the 2000 Stock Option Plan (the "2000 Plan"), which was approved by shareholders at a Special Meeting of the Shareholders held in November 2000. Under the 2000 Plan, the Company may grant options to purchase up to 383,268 shares of Common Stock to officers and directors of the Company, the Bank and other subsidiaries which the Company may acquire or incorporate in the future. The terms of the 2000 Plan are substantially similar to the terms of the Management Plan. For the fiscal year ended December 31, 2001 members of the Board of Directors were granted 26,250 options to purchase Common Stock at an exercise price of $9.52 per share and 94,408 options to purchase Common Stock at $13.33 per share. The exercise price of all options granted during 2001 were at least 100% of fair market value on the date of grant.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following tables set forth, as of January 25, 2002, certain information concerning the ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company and each director of the Bank, (iii) each named executive officer described in this Proxy Statement under the caption "Executive Compensation," and (iv) all directors and officers of the Company as a group.

                                   THE COMPANY



Name and Position                               Number of Shares of Common Stock        Percent
  With Company                                        Beneficially Owned (1)            of Class
-----------------                               --------------------------------        -------
Bruce A. Mahon, 71(2)                                        166,329                      3.12%
Chairman of the Board

Craig Spencer, 41, Director(3)                               167,670                      3.16%

Richard Rosa, 50, Director(4)                                 72,411                      1.36%

Mark Wolters, 41, Director(5)                                 58,691                      1.11%

Sidney Hofing, 67, Director(6)                               193,863                      3.65%

Peter L. A. Pantages, 47, Director(7)                        112,495                      2.12%

Thomas L. Gray, 57, Director(8)                              121,315                      2.29%

Leslie E. Goodman, 59, Director(9)                           117,638                      2.22%

George Zoffinger, 54, Director(10)                            52,186                         *

Ward Kellogg, 43, President(11)                              149,204                      2.76%

David Dickenson, 59, Director(12)                             23,793                         *

Thomas Hanford, 62, Director(13)                              88,512                      1.67%

Joseph Veccia, 45, Director(14)                               55,633                      1.05%

William Berger, 57, Director(15)                              10,358                         *

Randy O. Burden, 52, Director(16)                            183,627                      3.46%

Douglas Hooker, 56, Director(17)                             154,122                      2.91%

Patrick C. Mathes III, 61, Director(18)                       85,767                      1.62%

Directors and Executive Officers of the Company
as a Group (21 persons)                                     1,949,178                     33.38%


*Less than 1%

------------------------------

(1) The address of all persons is c/o Admiralty Bancorp, Inc., 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410.

(2) Includes 49,328 shares of Common Stock purchasable upon the exercise of stock options. Also includes 110,306 shares of Common Stock held by members of Mr. Mahon's family.

(3) Includes 24,266 shares of Common Stock purchasable upon the exercise of stock options. Also includes 143,404 shares of Common Stock held jointly with Mr. Spencer's wife.

(4) Includes 24,266 shares of Common Stock purchasable upon the exercise of stock options and 14,906 shares of Common Stock held in Mr. Rosa's self-directed IRA.

(5) Includes 24,266 shares of Common Stock purchasable upon the exercise of stock options. Also includes 16,573 shares of Common Stock held by Mr. Wolters as custodian for his children and 14,986 shares of Common Stock held in Mr. Wolters' self-directed IRA.

(6) Includes 24,266 shares of Common Stock purchasable upon the exercise of stock options. Of the reported shares, 52,363 shares of Common Stock are held by a limited partnership of which Mr. Hofing is a member. Also includes 3,150 shares of Common Stock held by Mr. Hofing's wife.

(7) Includes 24,266 shares of Common Stock purchasable upon the exercise of stock options and 12,364 shares of Common Stock held in Mr. Pantages' self-directed IRA. In addition, of the reported shares, 3,557 shares of Common Stock are held in Mr. Pantages' wife's IRA and 9,630 shares are held in trusts over which Mr. Pantages is trustee.

(8) Includes 24,266 shares of Common Stock purchasable upon the exercise of stock options and 2,010 shares of Common Stock held in Mr. Gray's self-directed IRA.

(9) Includes 93,372 shares of Common Stock held by a limited liability company of which Mr. Goodman is a member. Also includes 24,266 shares of Common Stock purchasable upon the exercise of stock options.

(10) Includes 24,266 shares of Common Stock purchasable upon the exercise of stock options.

(11) Includes 126,625 shares of Common Stock purchasable upon the exercise of stock options and 4,116 held in Mr. Kellogg's IRA.

(12) Includes 7,805 shares of Common Stock purchasable upon the exercise of stock options. Also includes 3,913 shares of Common Stock held by Mr. Dickenson's wife.

(13) Includes 7,805 shares of Common Stock purchasable upon the exercise of stock options. Also includes shares of Common Stock held as follows:
         5,899 shares by an investment partnership of which Mr. Hanford is a member and 10,444 shares by an investment corporation in which Mr. Hanford has a controlling interest; 1,186 shares by his wife; 3,882 shares as custodian for family members.

(14) Includes 7,805 shares of Common Stock purchasable upon the exercise of stock options. Also includes 11,856 shares of Common Stock held by Mr. Veccia's IRA and 35,472 shares of Common Stock held by a limited partnership in which members of Mr. Veccia's immediate family has a membership interest.

(15) Includes 7,122 shares of Common Stock purchasable upon the exercise of stock options and 3,236 shares of Common Stock held jointly with his wife.

(16) Includes 28,122 shares of Common Stock purchasable upon the exercise of stock options.

(17) Includes 7,122 shares of Common Stock purchasable upon the exercise of stock options and 147,000 shares of Common Stock held jointly with his wife.

(18) Includes 7,122 shares of Common Stock purchasable upon the exercise of stock options. Also includes 5,145 shares of Common Stock held in Mr. Mathes IRA and 42,000 shares held by a corporation in which Mr. Mathes has a controlling interest.

                             EXECUTIVE COMPENSATION

         The report of the Personnel/Compensation Committee and the following stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be filed under such Acts.

PERSONNEL/COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company and the Bank maintain a Personnel/Compensation Committee. During 2001, the Personnel/Compensation Committee was comprised of Thomas Gray, Chairman, William Berger, Randy Burden, Leslie Goodman, Thomas Hanford, Sidney Hofing, Ward Kellogg, Bruce Mahon, Craig Spencer, Joseph Veccia and Mark Wolters. None of the members of the Personnel/Compensation Committee, except Randy Burden, Bruce Mahon and Ward Kellogg, are or at any time have been an employee of the Company or the Bank.

PERSONNEL/COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Personnel/Compensation Committee is responsible for establishing the compensation levels and benefits for executive officers of the Company and the Bank. The Personnel/Compensation Committee has the following goals for compensation programs impacting the executive officers of the Company and the
Bank:

o to align the interests of executive officers with the interests of shareholders through awards that can result in ownership of Common Stock;

o to retain the executive officers who the Board of Directors believes will increase the Company's level of performance and to allow the Company to attract high quality executive officers in the future by providing total compensation opportunities which are consistent with competitive norms of the industry; and

o to maintain "fixed" compensation at competitive amounts for the industry and the geographic area of the Company.

         The Personnel/Compensation Committee believes that compensation should be tied to the Company's performance and the achievement of goals. During 2002, these goals will shift from increasing the Company's asset base to examining its profitability. The determination of total compensation paid to any executive involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

         During 2001, the Personnel/Compensation Committee became aware of the accelerating pace of community bank consolidation in the Company's Florida market and the impact such events could have upon the Company's senior management. In order to ensure that the Company could retain the management team which has been responsible for the Company's success over the past three years, and to ensure that the management team's focus remained on the Company's short and long term goals, the Personnel/Compensation Committee approved a new package of change in control benefits for the Company's senior management. This package involved both enhancements to certain existing change in control benefits and the adoption of a new change in control benefit plan. The Personnel/Compensation Committee determined that these changes were in the best interests of the Company and its shareholders in order to ensure the continued, focused service of a successful management team.

Thomas Gray
William Berger
Randy Burden
Leslie Goodman
Thomas Hanford
Sidney Hofing
Ward Kellogg
Bruce Mahon
Craig Spencer
Joseph Veccia
Mark Wolters

                                PERFORMANCE GRAPH

         Set forth below is a graph and table comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock(1) against the cumulative total return on (1) the NASDAQ Bank Index, (2) the NASDAQ Composite Index and (3) the S&P 500 Index for the period commencing September 25, 1998 and ending on December 31, 2001.

                                    [GRAPH]

------------------------

(1) The Company's Class B Common Stock commenced trading on the Nasdaq National Market on September 25, 1998.





                                9/25/98         12/31/98         12/31/99         12/31/00         12/31/01
                                -------         --------         --------         --------         --------
ADMIRALTY BANCORP, INC           $100          $    90.00       $    90.32       $    95.64       $   253.28

S&P 500                          $100          $   117.66       $   140.63       $   126.37       $   109.89

NASDAQ BANK INDEX                $100          $   105.35       $    96.94       $   111.16       $   122.37

NASDAQ COMPOSITE                 $100          $   104.41       $    96.79       $    85.29       $   104.50



                           SUMMARY COMPENSATION TABLE
                         CASH AND CASH EQUIVALENT FORMS
                                 OF REMUNERATION

         The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company or the Bank whose individual remuneration exceeded $100,000 for the last fiscal year.


                                                                                      Long-Term
                                                      Annual Compensation            Compensation
                                               ---------------------------------     ------------
                                                                                        Awards
                                                                                     ------------
                                                                          Other       Securities
                                                                         Annual       Underlying
                                                                         Compen-        Options/
Name and Principal Position         Year        Salary       Bonus        sation        SARs (#)
---------------------------         ----        ------       -----       -------     ------------
Ward Kellogg                        2001       $200,000     $147,500        (2)          48,706
President                           2000       $156,250     $ 69,575        (2)          23,247
                                    1999       $125,000     $ 17,659        (2)          18,980

Randy O. Burden                     2001       $150,000     $ 18,000        (2)          28,122
Managing Director                   2000       $ 40,499(3)  $      0        (2)               0

William Burke                       2001       $140,000     $ 55,000        (2)          11,276
Chief Operations Officer            2000       $116,000     $ 38,555        (2)           5,597
                                    1999       $100,000     $ 11,796        (2)           8,303

Dennis Gavin                        2001       $120,000     $ 55,000        (2)           9,542
Chief Lending Officer               2000       $ 96,000     $ 35,670        (2)           4,736
                                    1999       $ 80,000     $  9,183        (2)           7,117

Lawrence Roselle                    2001       $115,000     $ 34,000        (2)          13,263
Area President                      2000       $100,000     $ 21,396        (2)           2,153
                                    1999       $  1,923(1)  $ 10,000        (2)           5,930


--------------------

(1) Mr. Roselle was hired December 27, 1999 at an annual salary of $100,000.
(2) Includes the value of certain perquisites and other personal benefits such as a car allowance. The Company believes the value of these benefits to be less than 10% of the salary and bonus reported in the table above.
(3)      Mr. Burden was hired on August 25, 2000 at an annual salary of $75,000.

EMPLOYMENT AGREEMENTS

         Mr. Kellogg serves as President and Chief Executive Officer of the Company and the Bank pursuant to an employment agreement dated July 1, 1998. Pursuant to this employment agreement, Mr. Kellogg initially received an annual salary of $125,000, subject to annual increases. In addition, Mr. Kellogg may receive a cash bonus based upon the Company's return on average assets. Mr. Kellogg's employment agreement has a term of 3 1/2 years, after which it may be extended annually. If Mr. Kellogg is terminated other than for cause (as defined in the Agreement), he is to receive his then current base compensation for the remaining term of the Agreement, or 24-months, whichever is longer. If the Company experiences a change in control (as defined in the Agreement), Mr. Kellogg will be entitled to receive his then current base compensation for a period of 24-months. Had a change in control occurred in 2001, Mr. Kellogg would have received a payment of $400,000 under this Agreement.

         In addition, Mr. Kellogg is a participant in the Company's 2002 Change in Control Bonus Program. Under this program, in the event of a change in control, as defined in the program, Mr. Kellogg would be entitled to a change in control bonus equal to twice his 2001 cash bonus plus 10% of his then current base salary. Mr. Kellogg's 2001 bonus was $147,500. In the event a change in control occurred in 2001, Mr. Kellogg would have been entitled to a payment equal to $315,000 under this program. Payments under this program will also be increased to hold Mr. Kellogg harmless from any excise taxes which may be imposed on these payments.

                CHANGE IN CONTROL PROGRAMS FOR EXECUTIVE OFFICERS

         The Company has adopted two change in control programs for its senior executive officers. Messrs. Burke, Gavin, Roselle, and Sacket, as well as certain additional executive officers, are entitled to participate in both programs. Under the Senior Management Change in Control Program, in the event of a change in control, as defined under the program, Mr. Burke would receive one year's worth of his then current base pay and continuation of his insurance benefits for one year and Messrs. Gavin, Roselle and Sacket would receive 39 weeks of their then current base pay and a continuation of insurance benefits for the same 39 week period.

         In addition, the Company maintains a Senior Management 2002 Change in Control Bonus Program. Under that program, upon the occurrence of a change in control, each executive participating in the plan will receive a bonus payment equal to twice their 2001 bonus plus 10% of their then current base salary. In addition, to the extent payments under these programs trigger an excise tax, the amount payable to the plan participant will be increased to hold them harmless from the effects of the excise tax. Payments under each of these programs will be made to the participating executives regardless of whether their employment is terminated in connection with the change in control.

MANAGEMENT OPTION PLAN

         As disclosed above under the caption "Compensation of Directors", the Company maintains the Management Option Plan and the 2000 Plan. Members of management of the Company are permitted to participate in these stock option plans. Pursuant to the terms of these plans, the exercise price and the number of options listed in the following two tables have been adjusted to restore the option holders to the same economic position as before the stock dividend declared in 2001.

         The following table lists grants of options to the executive officers named in the "Summary Compensation Table" above for 2001 and contains certain information about the potential value of those options based upon certain assumptions as to the appreciation of the Company's Common Stock over the life of the option.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                INDIVIDUAL GRANTS


                           Number of          % of Total
                          Securities         Options/SARs                                   Present
                          Underlying          Granted to    Exercise or                     Value of
                         Options/SARs        Employees in    Base Price    Expiration        Grant On
Name                      Granted (#)         Fiscal Year      ($/Sh)          Date        Grant Date (1)
----                     ------------        ------------   -----------    -----------     --------------
Ward Kellogg                48,706               17.10%       $   13.33       6/21/11          $341,429


Randy O. Burden             26,250                9.21%       $    9.52       1/25/11          $130,725
                             1,872                0.66%       $   13.33       6/21/11          $ 13,123


William Burke               11,276                3.96%       $   13.33       6/21/11          $ 79,045

Dennis Gavin                 9,542                3.35%       $   13.33       6/21/11          $ 66,889

Lawrence Roselle             5,250                1.84%       $    9.52       1/25/11          $ 26,145
                             8,013                2.81%       $   13.33       6/21/11          $ 56,171


----------------
(1) The present value has been estimated using the Black-Scholes option pricing model using the following assumptions: dividend yield of 0%; expected volatility of 55%, five year estimated average life, and a risk free interest rate of 4.94% for the options granted January 26, 2001 and 4.70% for the options granted June 22, 2001.

         The following table sets forth information concerning the fiscal year-end value of unexercised options held by the executive officers of the Company named in the table above. No stock options were exercised by such executive officers during 2001.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                             YEAR AND FY-END OPTION



                                                         Number of Securities            Value of Unexercised
                       Shares                           Underlying Unexercised           In-the-Money Options/
                     Acquired on         Value          Options/SARs at FY-End              SARs at FY-End ($)
Name                 Exercise(#)      Realized($)    (#)Exerciseable/Unexercisable     Exerciseable/Unexercseable
----                 -----------      -----------    -----------------------------     --------------------------
Ward Kellogg              0                0                  126,525 / 0                    $ 1,539,314 / $0

Randy O. Burden           0                0                17,622 / 10,500               $ 225,126 / $ 138,390

William Burke             0                0                 33,264 / 3,776               $ 436,695 / $ 35,381

Dennis Gavin              0                0                 28,844 / 2,042                $ 374,151 / $ 19,134


Lawrence Roselle          0                0                  20,833 / 513                 $ 259,939 / $ 4,807


CERTAIN TRANSACTIONS WITH MANAGEMENT

         The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank's business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

         The Bank's Boca Raton, Florida branch and Jupiter, Florida branch are leased from entities owned by certain members of the Company's Board of Directors. The aggregate rental payment due under these two leases is $262,000 per year. Each of these leases had an original term of ten years. However, in the event of a change in control of the Company, the lease term will be reset and extended to a term of ten years from the date of the change in control. The Company believes that these leases represent fair market value, and are comparable to terms which the Bank could have obtained from unaffiliated parties.

         David B. Dickenson is a Director of the Company and a partner with the law firm Dickenson, Murphy, Rex & Sloan, Attorneys. The firm performed title work and loan closings for the Bank during 2001, and continues to perform such services in 2002. The fees related to this work are typically paid by the borrower out of the proceeds from the loan closings. The Company made no payments to Dickenson, Murphy, Rex & Sloan in 2001.

         William Berger is a Director of the Company and a partner with the law firm Greenspoon Marder Hirschfeld Rafkin Ross & Berger. The firm performed title work and loan closings for the Bank during 2001, and continues to perform such services in 2002. The fees related to this work are typically paid by the borrower out of the proceeds from the loan closings. The firm also performed legal services related to recovery of bad checks and a writ of garnishment in 2001. The Company paid $7 thousand for these services.

                        RECOMMENDATION AND VOTE REQUIRED

          Directors will be elected by a plurality of the votes cast at the Annual Meeting, whether in person or by proxy. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE.

                            PROPOSAL 2 - APPROVAL OF
                AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                      TO ELIMINATE CLASS A COMMON STOCK AND
                   PROVIDE FOR A SINGLE CLASS OF COMMON STOCK

         The Company seeks shareholder approval of an amendment to the Certificate of Incorporation to eliminate the Company's Class A Common Stock (the "Amendment"). Upon approval of this Proposal and filing of the Amendment with the Secretary of State, the Company's Certificate of Incorporation will provide for a single class of common stock.

         Over the course of 2001, all shares of Class A Common Stock converted to Class B Common Stock. There are presently no shares of Class A Common Stock issued and outstanding. The Board of Directors does not intend to issue any additional shares of Class A Common Stock. While the Company had two classes of common stock outstanding, its Class B Common Stock was identified on the NASDAQ Market with a five (5) character symbol, unlike most NASDAQ stocks, which have a four character symbol. After the last Class A Common Stock had converted into Class B Common Stock, the Company sought permission from the NASDAQ Market to change the Company's symbol to a four character ticker, "AAAB". In gaining the approval of the NASDAQ Market, the Company agreed to seek shareholder approval to amend its Certificate of Incorporation to eliminate the Class A Common Stock and agreed not to issue any Class A Common Stock until the Certificate of Incorporation was amended. The Board is therefore offering this proposal to the shareholders and recommending that they approve the amendment to the Company's Certificate of Incorporation. Attached hereto as Exhibit A is the proposed revised Article 4 of the Company's Certificate of Incorporation as it will look if Proposal 2 is approved.

                        RECOMMENDATION AND VOTE REQUIRED

         In order for Proposal 2 to be approved, the affirmative vote of a majority of the shares of Common Stock outstanding is required. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                              INDEPENDENT AUDITORS

         The Company's independent auditors for the fiscal year ended December 31, 2001 were KPMG LLP. The Company's Board of Directors has appointed KPMG LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 2002. KPMG LLP has advised the Company that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

AUDIT FEES

         The Company was billed the aggregate amount of $77,500 for fiscal year 2001 for professional services rendered by KPMG LLP for audit of the Company's annual financial statements for 2001 and review of the financial statements included in the Company's forms 10-QSB during 2001.

FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTAL FEES

         The Company was not billed any amount for professional services related to Financial Information System Design and Implementation by KMPG LLP for fiscal year 2001.

ALL OTHER FEES

         The Company was billed the aggregate amount of $12,500 for non-audit, tax compliance services during 2001.

                                  OTHER MATTERS

         At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares that they represent.

                          COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

         The Company believes that, during the fiscal year ended December 31, 2001, Thomas J. Hanford, a Director, failed to timely file three reports based on three transactions in which a total of 5,500 shares of Common Stock were acquired. In addition, Joseph W. Veccia, Jr., a Director, failed to timely file one report based on one transaction for the acquisition of 500 shares of Common Stock, and William Berger, a Director, failed to timely file one report based on one transaction for the purchase of 1,000 shares of Common Stock. The Company believes that all other persons subject to Section 16(a) have made all required filings for the fiscal year ended December 31, 2001.

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                           FOR THE 2003 ANNUAL MEETING

         Any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its 2003 Annual Meeting must do so no later than November 15, 2002.

EXHIBIT A

         PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF ADMIRALTY BANCORP, INC.




         Article FOURTH of the Certificate of Incorporation is deleted in its entirety and replaced as follows:

FOURTH:                    (A) The total authorized capital stock of the
                  Corporation shall be 10,500,000 shares, consisting of 8,500,000 shares of Common Stock and 2,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock and the shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series of Preferred Stock, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

                           (B) The Common Stock shall possess all such rights
                  and privileges as are afforded to capital stock by law.

                           (C) The Board of Directors of the Corporation is
                  expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders, amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

                                    (1) The distinctive designation of the class
                           or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

                                    (2) The dividend rate of the class or
                           series, whether dividends will be cumulative, and, if so, from what date or dates;

                                    (3) The price or prices at which, and the
                           terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

                                    (4) Whether or not the shares of the class
                           or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                                    (5) Whether or not the shares of the class
                           or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                                    (6) The rights of the shares of the class or
                           series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                                    (7) Whether or not the shares of the class
                           or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock and/or Common Stock ranking junior to the shares of the class or series;

                                    (8) Whether the class or series will have
                           voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

                                    (9) Any other preferences, qualifications,
                           privileges, options and other relative or special rights and limitations of that class or series.

                             ADMIRALTY BANCORP, INC.

                               REVOCABLE PROXY FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 2002

                  Solicited On Behalf of the Board of Directors

         The undersigned hereby appoints the Board of Directors, and each of them, with full power of substitution, to vote all of the shares of Admiralty Bancorp, Inc. (the "Company") standing in the undersigned's name at the Annual Meeting of Shareholders of the Company, to be held at Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida 33406 on Friday, April 26, 2002 at 11:00 A.M., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

         THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" (1) MANAGEMENT'S NOMINEES TO THE BOARD OF DIRECTORS AND (2) APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE THE COMPANY'S CLASS A COMMON STOCK AND THEREBY AUTHORIZE A SINGLE CLASS OF COMMON STOCK.

         The Board of Directors recommends a vote for these proposals.

         1. Election of the following six (6) nominees to each serve on the Board of Directors for a term of three years each and until their successors are elected and duly qualified: William Berger, David B. Dickenson, Thomas L. Gray, Leslie E. Goodman, Douglas Hooker, George Zoffinger.

                  [ ] FOR ALL NOMINEES

                  TO WITHHOLD AUTHORITY FOR ANY OF THE ABOVE NAMED NOMINEES, PRINT THE NOMINEE'S NAME ON THE LINE BELOW:

                  --------------------------------------------------------------

                  [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

         2. Approval of Proposal 2, an amendment to the Company's Certificate of Incorporation to eliminate the Company's Class A Common Stock and thereby authorize the Company's Certificate of Incorporation to provide for a single class of common stock.

                  [ ] FOR


                  [ ] AGAINST


                  [ ] ABSTAIN


         3. In their discretion, such other business as may properly come before the meeting.



Dated:_____________, 2002.             -----------------------------------------
                                       Signature



                                       -----------------------------------------
                                       Signature

(Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in joint name, all joint owners should sign.)

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.